PROSPECTUS SUPPLEMENT NO. 1                     Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED APRIL 14, 2008)                 Registration No. 333-148281

                               GILMAN CIOCIA, INC.

                             Shares of Common Stock

This prospectus supplement no. 1 dated September 12, 2008 supplements and amends the prospectus dated April 14,2008 (as so supplemented and amended, the "prospectus"), relating to the offering by us of up to 20,000,000 shares of our common stock at a subscription price of $0.10 per share.

You should read this supplement no. 1 in conjunction with the prospectus dated April 14, 2008. This supplement no. 1 is not complete without, and may not be delivered or used except in conjunction with, the April 14, 2008 prospectus. This supplement no. 1 is qualified by reference to the April 14, 2008 prospectus, except to the extent that the information provided by this supplement no. 1 supersedes or supplements certain information contained in the April 14, 2008 prospectus.

The rights offering period expired on June 20, 2008. The 2007 Investors did not receive subscription rights, but had the right until September 15, 2008 to purchase at $0.10 per share the shares that remained unsold on June 20, 2008. We are extending until December 31, 2008 the period that the 2007 Investors have a right to purchase up to the 16,100,143 shares of common stock offered under the prospectus that remained unsold at the expiration of the rights offering. The 2007 Investors will now have the right, on a "first come, first served" basis until December 31, 2008 (rather than September 15, 2008) to purchase these shares at the $0.10 per share subscription price.

See "Risk Factors" contained in the prospectus dated April 14, 2008 to read about the risks involved in investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SUPPLEMENT NO. 1 TO THE PROSPECTUS OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this supplement no. 1 is September 12, 2008